Exhibit 99.1
Press Release dated
August 24, 2007

Nuclear Solutions, Inc. Awarded Patent For Semiconductor Laser Based Specific Density Detector

New Patent Enhances Technology Portfolio For Shielded Nuclear Weapon Detector

WASHINGTON, DC -- (MARKET WIRE) - August 24, 2007 -Nuclear Solutions, Inc. (OTCBB: NSOL), announced today that it was awarded a United States Patent for new technology being developed to detect shielded nuclear weapons.

The new patent pertains to a detection technique based on the known phenomenon of semiconductor laser mode hopping, triggered by the gravitational interaction with high specific density nuclear materials. This new approach appears to hold potential for significant improvement over gravitational gradiometry techniques previously developed by Los Alamos National Laboratory, University of Maryland and The Jet Propulsion Laboratory.

“This newly allowed patent positions NSOL to pursue funding opportunities and subsequent commercialization of this technology on a more aggressive schedule. We have invested over 4 years developing this concept. We feel a great deal of satisfaction that our efforts have come to fruition. Most importantly, we would like recognize Boris Muchnik, who has led the development effort from inception,” stated Nuclear Solutions, Inc. President and CEO Patrick Herda.

For further information about Nuclear Solutions, Inc explore . Or contact an authorized representative of the company. The only authorized representatives of the company are: Patrick Herda, Ken Faith, Jack Young and Fred Frisco and the only authorized investor relations telephone number is (202) 580-8330. The company is not responsible for information transmitted by an unauthorized third party or through calls made to or from an unauthorized telephone number. Please feel free to contact the CEO, Patrick Herda directly with any questions at (202) 470-2664.

DISCLAIMER
The matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties such as our plans, objectives, expectations, and intentions. You can identify these forward-looking statements by our use of words such as “being developed,” “patent-pending,” “management believes,” “holds potential, ” “is expected to be,” “upcoming,” “are at various stages,” “we continue to follow,” “to pursue,” “when completed,” “could lead,” is developing,” “committed to,” “believe,” “is positioned to become,” or other similar words or phrases. Some of these statements include discussions regarding our future business strategy and our ability to generate revenue, income and cash flow.

Additional funding is required to develop the technology described herein. The actual future results for the company could differ significantly from those statements. Factors that could adversely affect actual results and performance include, among others, the company’s limited operating history, dependence on key management, financing requirements, and technical difficulties commercializing any projects, government regulation, technological change, and competition. In any event, undue reliance should not be placed on any forward-looking statements, which apply only as of the date of this press release. Additionally, patent-pending status does not guarantee that a patent will issue or that patented technology will be commercially successful. Accordingly, reference should be made to the company's periodic filings with the U.S. Securities and Exchange Commission, also available through the web site at .

CONTACT:

Patrick Herda, CEO
Nuclear Solutions, Inc.
Direct: (202) 470-2664